Exhibit 99.g.ii

AMENDMENT TO GLOBAL CUSTODY AGREEMENT

This AMENDMENT, dated as of June 1, 2014 (the "Amendment"), is to the GLOBAL CUSTODY AGREEMENT, dated as of June 10, 2011, (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between FQF TRUST including its various series listed on Appendix 1 attached thereto (each a “Customer”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”).

NOW, THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

1)	Amendments. Each Customer and J.P. Morgan hereby agree to amend the Agreement as follows:

a.	Appendix 1 to the Agreement is hereby deleted in its entirety and replaced with Appendix 1 attached hereto.

2)	Miscellaneous.

a.	This Amendment may be executed in counterparts each of which will be deemed an original.

b.	All references to the "Agreement" shall refer to the Agreement, as amended by this Amendment.

c.	This Amendment shall be effective as of the date first written above.

d.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain unchanged and the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FQF TRUST

By: ______________________________

Name:

Title:

JPMORGAN CHASE BANK, NATIONAL

ASSOCIATION

By: ______________________________

Name:

Title:

APPENDIX 1

Customer List

Fund Name

QUANTSHARES U.S. MARKET NEUTRAL MOMENTUM FUND
QUANTSHARES U.S. MARKET NEUTRAL VALUE FUND
QUANTSHARES U.S. MARKET NEUTRAL ANTI-BETA FUND
QUANTSHARES U.S. MARKET NEUTRAL SIZE FUND
QUANTSHARES EQUAL WEIGHTED HIGH MOMENTUM FACTOR FUND
QUANTSHARES EQUAL WEIGHTED LOW BETA FACTOR FUND
QUANTSHARES EQUAL WEIGHTED VALUE FACTOR FUND
QUANTSHARES HEDGED DIVIDEND INCOME FUND